EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-285486 on Form S-6 of our report dated April 23, 2025, relating to the Statements of Financial Condition, including the portfolios of investments, of Morgan Stanley Portfolios, Series 80, comprising Quality Dividend Strategy, Series 16 and Growth at a Reasonable Price Strategy, Series 12, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York
April 23, 2025